Exhibit 99.1

Monster Offers Publishes Deal of the Day Research for Union-Tribune & Leading Newspapers

Press Release Source: Monster Offers On Tuesday November 16, 2010,
10:00 am EST

SAN DIEGO--(BUSINESS WIRE)-- Monster Offers (OTC-BB:MONT.ob - News) today launched a Webinar series designed to help newspapers compete in the Deal-of-the-Day space. Quantitative and qualitative research findings and conclusions were made after studying 70+ programs operating in markets throughout the country. Representatives from many of the largest newspaper organizations attended the first Webinar to learn more about the growth opportunity presented by the business model developed by Groupon some 18 months ago.

"It's really no coincidence that our Daily Deal program is the most successful in the country," said Mike Hodges, VP Interactive for the San Diego Union-Tribune, "and that we've been involved with Monster Offers from the very beginning." SignOn San Diego introduced the first program offered by a newspaper in April, 2010. "They help us work smarter and harder and as a result, we're seeing incremental business results in this highly competitive space."

Newspapers have experienced declining advertising revenue and subscription sales in recent years, especially among younger audiences. Paul West of Monster Offers predicts that newspapers can find ways to significantly increase revenue from such programs, when managed properly within the new rules of social media. He challenges newspapers to "develop and promote meaningful deals" with local merchants that will bring new relevance to young people in the marketplace, many of whom do not subscribe to the local paper. "Some newspapers may be off to a slow start, but the glass sure looks half-full to us, not half-empty."

Groupon and LivingSocial, the two leading national providers, have achieved phenomenal success in markets of all sizes across the country. But West poses the question "At the end of the day, could anyone really know Omaha better than the Omaha World Herald?"

The proprietary research and Webinar series is scheduled to continue as Monster Offers develops additional business solutions, products and services to help support newspaper programs. For more information, please visit www.monsteroffers.com. To follow Monster Offers on Twitter, please go to: www.twitter.com/MonsterOffers


About Monster Offers

Monster Offers is an emerging online technology company specializing in social media commerce and advertising solutions for large Companies and Non Profit Organizations. The Monster Offers company website is http://www.monsteroffers.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks associated with the management appointment described in this press release, and other risks identified in the filings by Monster Offers (MONT), with the Securities and Exchange Commission. Further information on risks faced by MONT are detailed in the Form 10-K for the year ended December 31, 2009, and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Monster Offers does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Monster Offers
Paul Gain - CEO
(760) 208-4905


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